EXHIBIT 99.1
Case No. UWY-CV-15-026955-S	:	SUPERIOR COURT

BARINGTON COMPANIES EQUITY PARTNERS, L.P., on behalf of itself and on behalf of all others similarly situated,	:	J.D. OF WATERBURY

v.	:	AT WATERBURY

THE EASTERN COMPANY, JOHN W. EVERETS, CHARLES W. HENRY, LEONARD F. LEGANZA, DAVID C. ROBINSON, and DONALD S. TUTTLE, III.	:	July 13, 2015

STIPULATION AND ORDER OF DISMISSAL

WHEREAS, on April 12, 2015, Barington Companies Equity Partners, L.P. (“Barington” or “Plaintiff”) served a shareholder demand letter (the “Demand”) on the board of directors (the “Board”) of The Eastern Company (“Eastern” or the “Company”);
WHEREAS, on April 17, 2015, Barington filed a complaint (the “Complaint”) against defendants John W. Everets, Charles W. Henry, Leonard F. Leganza, David C. Robinson, and Donald S. Tuttle, III (“Board Defendants”), as members of the Board, and Eastern (Eastern, together with the Board Defendants, “Defendants”);
WHEREAS, the Complaint alleged that, in connection with:  (1) the Board’s amendment of the Company’s bylaw (the “Bylaw Amendment”) to give the Board the right to fill vacancies created by an increase in the number of directors; and (2) the Board’s announcement that it would use its newly created power immediately after the 2015 annual meeting of shareholders, by expanding the Board from five to six directors and appointing James Ozanne (“Mr. Ozanne”) to fill the vacancy without shareholder approval, the Board Defendants breached their fiduciary duties;

WHEREAS, the Complaint sought, among other things, an Order from the Court enjoining the enforcement of the Bylaw Amendment and the nomination of Ozanne to fill a vacancy that is the result of an expansion of the number of Board seats;
WHEREAS on April 17, 2015, Plaintiff filed a Motion for Expedited Proceedings (the “Motion to Expedite”) in which it sought (i) expedited discovery; and (ii) an expedited preliminary injunction hearing before May 20, 2015;
WHEREAS, on April 21, 2015, Plaintiff served its First Request for Production of Documents on Defendants;
WHEREAS, on April 24, 2015, Defendants filed their Opposition to the Motion to Expedite;
WHEREAS, on April 27, 2015, the Court held a hearing to consider Plaintiff’s Motion to Expedite;
WHEREAS, on April 29, 2015, the Court entered an Order:  (1) denying the Motion to Expedite because Plaintiff’s claims were derivative and allowing Defendants to respond to Plaintiff’s demand within the statutory 90 day period would not cause irreparable harm; (2) denying Defendants’ request that the case be dismissed for lack of standing and/or justiciability; and (3) staying this Action until July 11, 2015;
WHEREAS, on May 29, 2015, Eastern announced that it will not appoint a sixth director to the Board without shareholder approval (including Mr. Ozanne);
WHEREAS, on June 23, 2015, Barington withdrew the Demand;
WHEREAS, Plaintiff wishes to voluntarily dismiss the Action with prejudice as to Plaintiff and without prejudice as to all other Eastern public shareholders;
WHEREAS, Fitzpatrick Mariano Santos Sousa P.C. and Bernstein Litowitz

Berger & Grossmann LLP (together, “Plaintiff’s Counsel”), believe that Eastern’s decision not to appoint a sixth director to the Board without shareholder approval and to rescind the intended appointment of Mr. Ozanne was caused in part by this Action and a valuable benefit was thereby conferred on Eastern and Eastern’s shareholders;
WHEREAS, on July 10, 2015, Defendants agreed that Eastern or Eastern’s insurers would pay to Plaintiff's Counsel, $235,000 in attorney’s fees in connection with Plaintiff's Counsel’s prosecution of this Action, subject to the approval of the Court;
WHEREAS, the parties agree that this Court will continue to have jurisdiction to hear any objections related to Plaintiff’s voluntary dismissal of this Action and/or the payment of the agreed-upon $235,000 in Plaintiff’s Counsel’s fees and expenses;
IT IS HEREBY STIPULATED AND ORDERED, pursuant to Connecticut Business Corporations Act Section 33-725, that:
1.   The Company shall file this Stipulation and Order of Dismissal as an attachment to a Form 8-K to be issued no more than five (5) calendar days following the entry of this Stipulation and Order of Dismissal (“Order”).  The filing by Eastern of this Order as an attachment to a Form 8-K constitutes adequate notice for purposes of Connecticut Business Corporation Act Section 33-725 (the “Notice”);
2.   The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than three (3) calendar days after the notice is publicly filed;
3.   On the day following the thirtieth (30th) day following the filing of the Affidavit, the parties shall notify the Court whether any

Eastern shareholder who would otherwise have standing to pursue the claims set forth in the Complaint has filed with the Court (or otherwise provided noticed to the parties) that such shareholder objects to the dismissal of the Action or to the payment of Plaintiff’s Counsel’s fees;
4.   If a shareholder timely objects to the dismissal of the Action or to Plaintiff’s counsel’s fees, the Court shall conduct a hearing on August 31, 2015, to consider the objection;
5.   If there are no objections to the dismissal of the Action or to the payment of Plaintiff’s Counsel’s fees, the Court will enter an Order providing that:
a.	This Action is dismissed with prejudice as to Plaintiff, and without prejudice as to all other Eastern public shareholders;
b.	The Court will no longer retain jurisdiction over this Action.
6.   Within 7 calendar days of the date of the entry of an Order dismissing this Action with prejudice as to Plaintiff, Eastern or its insurers shall pay to Plaintiff’s Counsel the agreed-upon amount of $235,000.

Dated:  July 10, 2015

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP	CARMODY TORRANCE SANDAK & HENNESSY LLP

/s/ Christopher J. Orrico	/s/ Ann H Rubin
Mark Lebovitch Jeroen van Kwawegen Christopher J. Orrico (CT Bar No. 430751) 1285 Avenue of the Americas New York, New York 10019 (212) 554-1400	James K Robertson, Jr. Ann H. Rubin 50 Leavenworth Street Waterbury, Connecticut 06721 (203) 573-1200
FITZPATRICK MARIANO SANTOS SOUSA P.C. Edward G. Fitzpatrick Alicia K. Perillo 203 Church Street Naugatuck, CT 06770 (203) 729-4555 Attorneys for Barington Companies Equity Partners, L.P.
WEIL, GOTSHAL & MANGES LLP
John A. Neuwirth
Stefania D. Venezia
Robert S. Ruff III
Amanda K. Pooler
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for Defendants The Eastern Company, Leonard F. Leganza, John W. Everets, Charles W. Henry, David C. Robinson and Donald S. Tuttle, III

Dated July 13, 2015

IT IS HEREBY SO-ORDERED BY THE COURT:
/s/ K.A. Dooley
Dooley, J.

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